Exhibit 10.1

PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY

December 29, 2016

Randall Scott

4 Shining Oak Dr.

Littleton, CO  80127

RE:

Fourth Amendment to Severance Compensation Agreement between Rare Element Resources, Inc., and Randall J. Scott dated April 23, 2013 (the “Severance Compensation Agreement”) as amended.

Randy,

This letter agreement confirms a further amendment to your Severance Compensation Agreement referenced above effective January 1, 2017.  As you are aware, the Board of Directors has advised their desire to continue your employment as the Company’s President and Chief Executive Officer. Your employment will continue working from your home office, at a continued reduced pay rate, and devoting as much time as necessary to achieve the key objectives of the Company.

You have agreed, for the consideration of a stock option grant of 200,000 options as of this date to vest ½ on March 31, 2017 and ½ on June 30, 2017, to an amendment to your Severance Compensation Agreement set forth herein.

Your monthly base salary will be set at $12,000 per month through May 31, 2017.  Additionally, any potential future benefit payable under the Severance Compensation Agreement will be reduced by the total amount of your salary paid to you between January 1, 2016 and May 31, 2017, or up to the time of a qualified termination should one occur.  This would mean that should you have a qualifying termination (as defined in the Severance Compensation Agreement) in 2017, your benefit under section 3.1 of the Severance Compensation Agreement would be calculated using your base salary as of January 1, 2016, which was $252,000, reduced by the actual amount paid to you in salary from January 1, 2016 until the date of termination.  The above reduction in benefit would be under section 3.1 only, and does not reduce any potential benefit should there be a qualifying termination under section 3.2 regarding a qualifying termination on or after a change in control which is addressed below.

You further agree, in consideration of  the stock option grant stated above, to amend your Severance Compensation Agreement such that the severance benefit under section 3.2 (a qualified termination on or after a change in control) to read at section 3.2(a) as follows: “pay to Employee a severance payment equal to one times the sum of”.  It previously read “two times the sum of”. This amount, which shall not impacted by the above reduction noted for a section 3.1 qualifying termination, will be based upon your base salary as of January 1, 2016.

It is currently expected your ongoing employment and your salary would be evaluated further by the end of May 2017. By agreeing to this fourth amendment, you acknowledge the sufficiency of the consideration for foregoing prior defined potential benefits.

PO Box 271049                                                                                Page 1                                                                       P:  720-278-2460

Littleton, CO  80127                                                                                                                              www.rareelementresources.com

If, for any reason, you should choose to voluntarily leave the Company’s employment, or leave for a reason other than a qualifying termination at any time, you would not be eligible for any severance as defined by the Severance Compensation Agreement. All other terms in your Severance Compensation Agreement not specifically addressed in this fourth amendment remain unaltered.

Randy, as we continue to navigate the challenging markets we are pleased that you have confirmed your continued commitment to the specific objectives of the Company at this important time. Your employment at-will with the Company is in no way altered by this letter agreement, however, we look forward to working with you to achieve the Company’s key objectives in the coming months.

Please sign below your acceptance of this amendment.

Kind Regards,

    /s/ Gerald Grandey

Gerald Grandey

Chairman of the Board

Accepted and Agreed on this 30th day of December, 2016.

    /s/ Randall J. Scott

Randall J. Scott

PO Box 271049                                                                                Page 2                                                                       P:  720-278-2460

Littleton, CO  80127                                                                                                                              www.rareelementresources.com